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                                                                   EXHIBIT 10.17



                                SUPPLY AGREEMENT



        This Supply Agreement (the "Agreement") is dated March 29, 2000, between Allergan Sales, Inc., a California corporation, and Allergan Sales Ltd., an Irish corporation ("Allergan" as defined in Section 1.3 below) and Ista Pharmaceuticals, Inc., a California corporation ("Ista").

                                    RECITALS

        A. Ista has developed and holds patents and patent applications on a pharmaceutical formulation containing the enzyme hyaluronidase used in the treatment of ophthalmic diseases, trademarked as "Vitrase(R)".

        B. Ista is currently conducting clinical studies for use in obtaining Federal Food and Drug Administration approval of Vitrase(R) for the treatment of vitreous hemorrhage.

        C. Allergan and Ista have entered into a License Agreement (the "License Agreement") of even date herewith, pursuant to which Ista has granted Allergan exclusive licenses to market, distribute and sell Vitrase(R) in accordance with the terms and conditions of the License Agreement.

        D. Allergan and Ista desire to establish a relationship, pursuant to which Ista will supply, and Allergan (or its appropriate Affiliates) will purchase from Ista, Vitrase(R) in the form of Finished Product.

        In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Ista and Allergan hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        1.1 "CAPITALIZED TERMS". All capitalized terms not defined herein shall have the meaning set forth in the License Agreement.

        1.2 "ACT" means and refers to the United States Food, Drug, and Cosmetic Act, as amended.

        1.3 "ALLERGAN" means and refers to Allergan Sales, Inc. for purposes of supply of Product for sale in the United States, and Allergan Sales, Ltd. for purposes of supply of Product for sale outside the United States.

        1.4 "APPROVED THIRD PARTY CONTRACTOR" means a Third Party contracted by Ista to manufacture, test, and/or package Finished Product for Allergan, which has been approved by Allergan under Section 2.1.

        1.5 "cGMP" means current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the governing health authority of any other country for which the Products are manufactured for Allergan under this Agreement.

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        1.6 "CHANGE IN CONTROL" shall mean the acquisition by any person
(including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Ista entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of Ista entitled to vote generally in the elections of directors.

        1.7 "DEFECT" means that a unit of Finished Product fails to conform to the applicable specifications or to the applicable warranties given by Ista under Section 4.1.

        1.8 "DRUG MASTER FILE" means Ista's, or its Approved Third Party Contractor's Drug Master File for manufacturing hyaluronidase, as filed with the FDA and the equivalent filings with the governing health authority of any other applicable country in the Territory.

        1.9 "FAILS (OR FAILURE) TO ADEQUATELY SUPPLY" shall mean, with respect to a particular Finished Product, a failure to supply Allergan eighty-five percent (85%) of the lesser of: (i) the quantity of Finished Product ordered by Allergan for the applicable period, and (ii) the maximum quantity of Finished Product that Ista is obligated to supply under Sections 2.4.2 and 2.4.3 for the applicable period.

        1.10 "FINISHED PRODUCT" means shall mean a single unit of Product meeting the applicable Finished Product Specifications for sale in a country within the Territory for use in the Field, with such Labeling, Packaging and package inserts as established pursuant to this Agreement and required by Exhibit A.

        1.11 "FINISHED PRODUCT SPECIFICATIONS" means the specifications for the Finished Product set forth in an applicable and approved Marketing Approval Application (as defined below) and the key terms of which are set forth in Exhibit A attached hereto, including (as applicable) statements of pharmaceutical manufacturing, Labeling, filling, Packaging, storage and quality control procedures, and labeling and packaging specifications (as such may be revised from time to time in accordance with the terms of this Agreement by written agreement executed by the parties).

        1.12 "FUNDAMENTAL CHANGE" shall mean the winding up, liquidation or dissolution of the affairs of Ista, or the entering into by Ista or its shareholders of any transaction that would result in a Change of Control, or the conveyance, sale, lease or other disposition by Ista of all or substantially all of its property or assets (or the agreement by Ista to do any of the foregoing at any future time).

        1.13 "LABEL", "LABELED" OR "LABELING" means all labels and other written, printed or graphic matter upon (i) the Products or any container or wrapper utilized with the Product, or (ii) any written material accompanying the Product, including, without limitation, package inserts.

        1.14 "LABORATORY" means an independent testing organization which meets appropriate standards or a consultant of recognized repute within the United States pharmaceutical industry mutually agreed upon by the Parties.

        1.15 "LATENT DEFECT" means Defects that are not discoverable upon reasonable and customary physical inspection or incoming quality assurance testing.



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        1.16 "MARKETING APPROVAL APPLICATION" means a New Drug Application,
Premarket Approval Application, or Biologics License Application, respectively, as required under the Act and the regulations promulgated thereunder, or a comparable filing for marketing approval in a country, in each case with respect to a Product for use within the Field in the Territory.

        1.17 "PACKAGING" means all primary containers, including vials, syringes, blisters, cartons, shipping cases or any other like matter used in packaging or accompanying the Product.

        1.18 "SAMPLES" means units of Finished Product which Allergan intends for uses other than commercial sale, including without limitation as samples for promotion, training programs, educational programs or customer demonstration, and which may not be resold.

                                    ARTICLE 2
                        MANUFACTURE, SUPPLY AND PURCHASE

        2.1 SUPPLY AND PURCHASE OBLIGATIONS. During the applicable term of this Agreement and subject to the terms and conditions herein, Ista shall manufacture, or cause to be manufactured, and supply all of Allergan's requirements for Product and shall, except as permitted in the License Agreement, exclusively supply Finished Product only for Allergan in the Territory.

               2.1.1 Third Party Contractors. Ista may contract with Third Parties to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of Finished Product, subject to such Third Party complying with the terms hereof and subject to Allergan's approval of such Third Party contractor, which approval shall not be unreasonably withheld or delayed. In the event that Allergan does not deny such approval in writing, stating the reasons for such denial, within thirty (30) days after receipt of Ista's notice, such alternative supplier shall be deemed an Approved Third Party Contractor.

        2.2    MANUFACTURING PRACTICES.

               2.2.1 Product Specifications. Ista, and/or its Approved Third Party Contractor, shall manufacture, fill, package, label and store Finished Product in conformity with the Finished Product Specifications and in accordance with all applicable laws and regulations.

               2.2.2 cGMP. Ista, and/or its Approved Third Party Contractor, shall manufacture the Product in accordance with cGMP and the Marketing Approval Application. Ista shall advise Allergan of any proposed process changes outside the Marketing Approval Application prior to implementing such changes.

               2.2.3 Samples and Lot Records. Ista and/or its Approved Third Party Contractor shall prepare and maintain lot records and an archival sample, properly stored, from each lot of Product manufactured and shipped hereunder sufficient to perform each quality control test identified in the Finished Product Specifications at least twice. Ista and/or its Approved Third Party Contractor shall comply with all requirements of 2l C.F.R. Section 211.180 (as may be amended or replaced) in preparing and maintaining lot records and with the requirements of 2l C.F.R. Section 211.170 (as may be amended or replaced) in maintaining and storing samples.

               2.2.4 Certificates of Analysis and Origin. Ista shall provide Allergan with a certificate of analysis, in the form of Exhibit B for each shipment of the Finished Product



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manufactured and supplied hereunder, and if requested by Allergan, a certificate of warranty of origin sufficient to satisfy the requirements of any applicable export regulations and customs authorities.

               2.2.5 Quality Control Information. Ista shall assure the quality level of the Finished Product, whether manufactured by it or by an Approved Third Party Contractor, through the use of a formal quality assurance program in conformance with reasonable industry standards. Such program shall require Ista or the Approved Third Party Contractor to prepare and maintain written records sufficient to enable Allergan to trace the history of each Finished Product lot delivered to Allergan hereunder. Upon the reasonable request of Allergan, Ista shall provide Allergan with such information, including analytical and manufacturing documentation, requested by Allergan regarding quality control of the Finished Product supplied hereunder and which Ista shall maintain in accordance with applicable laws and regulations.

               2.2.6 Packaging Control. Ista shall evaluate and inspect each batch of Finished Product in accordance with Packaging guidelines set forth in the Finished Product Specifications and will provide Allergan with a Product lot release.

               2.2.7 Inspection. Allergan, or its designee, may, at its own expense, with prior reasonable notice and during regular business hours, visit the facilities used by Ista, and/or its Approved Third Party Contractor, to manufacture Product or Finished Product for delivery to Allergan in order to review the relevant production records and facilities and to audit compliance with this Agreement. It is understood, however, that Allergan's inspection rights may be reasonably limited by confidentiality considerations or by the relevant agreements between Ista and its Approved Third Party Contractors.

               2.2.8 Inspections by Government Agencies. Ista shall promptly notify Allergan of any inspections by federal or national; state, province, or regional; or local regulatory representatives (including, without limitation, FDA, EPA, EEOC, OSHA, similar state agencies or building code inspectors) of any facility at which Product or Finished Product is being or will be manufactured for delivery to Allergan, and shall send Allergan copies of the results of any such inspections, including actions taken by Ista, its Approved Third Party Contractor, or any other entity to remedy unsatisfactory conditions cited in such inspections.

        2.3    LABELING AND PACKAGING.

               2.3.1 Labeling. Ista and Allergan will discuss the details of country-by-country specific requirements in the Territory as they are defined. Ista and Allergan shall mutually agree upon the packaging and Labeling of the Finished Product, and Ista shall supply the Finished Product packaged as so agreed and as documented in the Marketing Approval Applications. In conformance with Sections 5.4 and 9.4 of the License Agreement, the Finished Product Labeling shall include both the Vitrase(R) trademark and a statement that the Finished Product has been manufactured by Ista Pharmaceuticals. Ista shall be responsible for ensuring the accuracy of all information contained on all Labels and Labeling for the Finished Product and for the compliance of all such Labels and Labeling with applicable law. Should Ista desire or be required to make any change in any such Label or Labeling, it shall first obtain the written approval of Allergan, which shall not be unreasonably withheld or delayed, and thereafter Ista shall be responsible for the updating of all artwork and text associated with such change and providing such changes to its Approved Third Party Contractor, if any. Ista shall make all necessary arrangements for such changed Labels or



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Labeling to be printed and shall provide to Allergan printer's proofs for
Allergan's review and approval.

               2.3.2 Packaging. Ista will supply all Packaging, and Labels to manufacture and supply Finished Product under this Agreement.

        2.4    FORECASTS AND ORDERS.

               2.4.1 Forecasts. Beginning not less than six (6) months before commercial launch of the Finished Product in the first country in the Territory, and thereafter on a monthly basis, Allergan shall provide Ista with a rolling twelve month (M1-M12), non-binding forecast for Finished Product by the tenth
(10th) of each month (the next calendar month being M1). Each forecast shall indicate the estimated quantities of Finished Product identified by the SKU numbers (if applicable) designated by Ista (which shall be identified, among other things, by whether the unit is for sale to the trade or is a Sample). Each forecast shall also identify each anticipated launch date for the Finished Product in any country in the Territory during the upcoming twelve (12) month period. Ista shall use Allergan's forecast to plan and purchase all raw materials, components, and Approved Third Party Contractor committments required to adequately produce Finished Product to meet the forecast as needed. Ista may purchase raw materials, components, and Approved Third Party Contractor committments based on forecasted demand to reduce finished goods lead time, achieve economic order quantities, cover lead times, and meet Allergan's forecasts. Ista may also use Allergan's forecast submitted in January of each year to purchase up to two hundred percent (200%) of the quantity of hyaluronidase raw material needed to adequately produce Finished Product to meet the twelve month forecast. If any of the foregoing become outdated, obsolete or otherwise unusable, for purposes of compliance with this Section 2.4.1, Allergan shall reimburse Ista's actual cost, as verified by appropriate documentation. Ista shall use reasonable efforts to mitigate the amount of such reimbursements, including without limitation, prudent inventory usage, proper storage conditions and alternative use of third party contractors.

               2.4.2 Supply and Order Obligation. Together with each forecast provided under Section 2.4.1 above, Allergan shall place its binding, firm order with Ista, setting forth SKUs, delivery dates and shipping instructions with respect to each shipment, for delivery in months one (M1) through (M3) of that quantity of Finished Product equal to or greater than the amount forecast for those months. The forecasts for months four (M4) through six (M6) shall not be increased by more than fifty percent (50%) as those months roll forward to month three (M3). The forecasts for months seven (M7) through twelve (M12) shall not be increased by more than one hundred percent (100%) as those months roll forward to month four (M4). Ista may, but is not obligated to, accept orders from Ista in excess of these amounts.

               Each calendar quarter, Ista shall be required to supply and deliver to Allergan such quantities of Finished Product as Allergan orders pursuant to Section 2.4.3 below. If Ista becomes aware of any circumstances which leads Ista to conclude that it may default in its obligation above to deliver such quantities of conforming Finished Product as Allergan orders for any three calendar month period, Ista shall give Allergan prompt written notice describing such circumstances, together with a proposed course of action to remedy such failure.

               2.4.3 Orders. Allergan shall make all purchases hereunder by submitting firm purchase orders to Ista. Each such purchase order shall be in writing in a form reasonably acceptable to Ista, and shall specify the description of the Finished Product ordered, the quantity ordered (in



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accordance with Section 2.4.2), the price therefor under Section 3.1 below, the place of delivery and the required delivery date therefor, which shall not be less than seventy (70) days after the date of such purchase order. Ista shall notify Allergan within twenty (20) days from receipt of an order of its ability to fill any amounts of such order in excess of the quantities that Ista is obligated to supply. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

               2.4.4 Changes. The parties may move delivery dates ahead or back of the dates specified in the purchase order by mutual written agreement. Ista shall make all reasonable efforts to comply with Allergan's requested delivery dates, as specified on each accepted purchase order.

        2.5    DELIVERY AND ACCEPTANCE.

               2.5.1 Delivery. Ista shall ship quantities of Finished Product that Ista is obligated to supply pursuant to Section 2.1 to arrive on or about the dates specified in Allergan's purchase orders submitted and accepted in accordance with Section 2.4.3 above and as required by Section 2.5.2 below. All Finished Product delivered pursuant to the terms of this Agreement shall be suitably packed for shipment by Ista and marked for shipment to the destination point indicated in Allergan's purchase order. Each shipment of Finished Product hereunder shall be accompanied by the documentation specified in Section 2.2.4. All Finished Product supplied under this Agreement shall be shipped F.O.B. Ista's or its Approved Third Party Contractor's manufacturing facility to such location as designated by Allergan in the applicable purchase order. The carrier shall be selected by Allergan. The packaging for shipment shall be in accordance with good commercial practice with respect to protection of the Finished Product during transportation. Allergan shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Finished Product purchased by Allergan hereunder. Title and risk of loss and damages to Finished Product purchased by Allergan hereunder shall pass to Allergan upon delivery to Allergan's designated carrier.

               2.5.2 Acceptance, Rejection, and Cure. Allergan shall, promptly upon receipt of each shipment of Finished Product perform customary inspection in accordance with the applicable Finished Product Specifications. All shipments (i.e., quantities or packaging of Finished Product) and all shipping and other charges shall be deemed correct unless Ista receives from Allergan, no later than thirty (30) days after Allergan's receipt of a given shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment or the exact nature of the discrepancy in the shipping or other charges, as applicable. The nonconforming shipment of Finished Product, or the nonconforming portion thereof, shall be held for Ista's disposition, or shall be returned to Ista, at Ista's expense, as directed by Ista.

                      (a) Ista shall use its commercially reasonable efforts to replace each nonconforming shipment of Finished Product, or the nonconforming portion thereof, with conforming Finished Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within forty-five (45) days after receipt of notice of rejection thereof. Ista shall give Allergan written instructions as to how Allergan should, at Ista's expense, dispose of or rework any non-conforming Finished Product, and such instructions shall comply with all appropriate governmental requirements.

                      (b) Ista shall analyze Finished Product rejected by Allergan for Defects, and shall inform Allergan within thirty (30) calendar days upon receipt of the rejected unit



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of Finished Product of the results of the analysis. In the event that Allergan and Ista agree that any quantity of Finished Product failed to comply with such Finished Product Specifications at the time of shipment to Allergan, the shipping cost of replacement (including freight and insurance) will be borne by Ista, and otherwise by Allergan. In case of a disagreement between the Parties, the claim shall be submitted for tests and decision to a Laboratory, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment of Finished Product shall be final and binding upon the parties. The fees and expenses of the Laboratory making such determination shall be paid by the party against which the determination is made.

               2.5.3 Latent Defects. As soon as either party becomes aware of a Latent Defect in any lot of Finished Product, but in no case later than thirty
(30) days after such reaching such awareness, it shall immediately notify the other party, and the lot or batch involved, at Allergan's election, shall be deemed rejected as of the date of such notice, and the provisions of Section
2.5.2 shall apply. To the extent such units of Finished Product have been sold by Allergan, Ista shall reimburse Allergan for its actual costs incurred in replacing units returned by its customers. At its election, Allergan may recover amounts to which it may become entitled under this Section 2.5.3 by offsetting such amounts from amounts then due or that may subsequently become due to Ista hereunder.

        2.6 ADDITIONAL OBLIGATIONS OF ISTA. During the term of this Agreement, Ista shall:

               2.6.1 Use reasonable efforts to qualify and maintain a second source for the lyophilized Product and for supply of Finished Product as promptly as reasonably practicable. Ista shall ensure that all such facilities comply with the applicable Product specifications, Finished Product Specifications, and cGMP, that such facilities are approved by the FDA, and will give Allergan prior written notice of any such arrangement to the extent that such arrangement would require changes to any marketing approval within the Territory.

               2.6.2 Use reasonable efforts to minimize temperature constraints for Finished Product bulk shipping and storage and extend shelf life for Finished Product.

               2.6.3 Permit Allergan to examine those technical records (i.e., master batch records, procedures, specifications and methods, and standard operating procedures) made by Ista (and any of Approved Third Party Contractors whose records are in Ista's possession or are readily accessible by Ista) that relate only to the Finished Product and are specified in the Marketing Approval Applications. Such technical records shall not include Ista operations generally, any descriptions related in whole or in part to any other product of Ista, nor any parts related to any other customer of Ista.

               2.6.4 Obtain Allergan's written approval prior to implementing any proposed change in the suppliers of raw material used in the Finished Product, containers, Packaging, Labeling, Finished Product Specifications, manufacturing process, testing or the facilities which are related to the manufacturing of Finished Product. In the event that Allergan does not deny such approval in writing, stating the reasons for such denial, within thirty (30) days after receipt of Ista's notice of such proposed change, Allergan will be deemed to have given its approval.

               2.6.5 Promptly notify Allergan of any comments, responses or notice received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Finished



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Product or the manufacture of the Finished Product. At its own cost, obtain and maintain any and all Federal and state regulations and/or licenses with respect to the manufacture, by Ista, of the Finished Product.

        2.7    SHORTAGE OF SUPPLY.

               2.7.1  Joint Efforts.

                      (a) If at any time Ista becomes aware of a deficiency in its manufacturing capabilities and concludes that such deficiency might result in the inability to supply Allergan's requirements for Finished Product as required pursuant to Sections 2.4.2 and 2.4.3, or the parties mutually conclude the same, then in such event the parties shall immediately convene a "Joint Manufacturing Team," consisting of an equal number of representatives from each of Ista and Allergan, to address the problem, which may include locating alternative suppliers and facilities to increase production and identifying other actions necessary to resolve the problem. Ista shall implement all commercially reasonable measures established by the Joint Manufacturing Team to prevent potential shortage.

                      (b) In the event there is a disagreement among the Joint Manufacturing Team that cannot be resolved by the senior executives of Ista and Allergan as to commercially reasonable efforts that should be undertaken to remedy or prevent a shortfall, the matter shall be resolved in accordance with
Section 15.6 of the License Agreement, as referenced in Section 7 below.

               2.7.2 Allocation. Upon expiration of the License Agreement and this Agreement in the U. S. pursuant to Section 12.1 of the License Agreement, if Ista, despite the foregoing measures, is unable to supply all of the worldwide requirements of the Product or Finished Product, and quantities ordered by Allergan under Sections 2.4.2 and 2.4.3 above due to force majeure, Ista shall allocate the quantities of Finished Product and/or Product that Ista has in inventory, and that Ista is able to produce, so that Allergan receives at least its proportional share of available supplies as determined based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of Allergan, Ista, and Ista's other distributors.

               2.7.3 Right to Manufacture. Pursuant to Section 2.8 below, Ista will grant to Allergan a right to manufacture (or have manufactured) anywhere in the world Finished Product for sale in the Territory for use within the Field if the following conditions are met:

                      (a) Beginning six (6) months after the first commercial sale of the Finished Product: (i) Ista Fails to Adequately Supply Allergan's requirements of such Finished Product as required pursuant to Sections 2.4.2 and
2.4.3 for any three (3) consecutive calendar months, or for six (6) months out of any calendar year; or (ii) Ista fails to supply 50% of such required Finished Product during any two (2) calendar months; and

                      (b) Ista's failure to supply, as defined above, will or does result in an interruption of supply of such Finished Product to the commercial market; and

                      (c) Ista's failure to supply, as defined above, is not due to action or inaction of Allergan; and



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                      (d) Allergan determines, in good faith, that neither Ista
nor its suppliers will be able to remedy the failure within a reasonable period of time.

               Such right shall continue for the term of this Agreement. Notwithstanding the foregoing, to the extent that Ista is able to supply Finished Product to Allergan pursuant to Sections 2.4.2 and 2.4.3 herein, Allergan shall use good faith efforts, consistent with its reasonable business judgment to continue ordering Finished Product from Ista.

               2.7.4 Exclusive Remedies. EXCEPT FOR WILLFUL BREACH BY ISTA OF ITS OBLIGATIONS TO SUPPLY ALLERGAN THE QUANTITIES OF FINISHED PRODUCT ORDERED PURSUANT TO Sections 2.4.2 and 2.4.3 ABOVE OR REQUIRED BY SECTION 2.7.2 ABOVE, WHICHEVER IS LESS, SECTION 2.7 IS ALLERGAN'S SOLE AND EXCLUSIVE REMEDY FOR A FAILURE BY ISTA TO SUPPLY QUANTITIES OF FINISHED PRODUCT PURSUANT TO THIS
ARTICLE 2.

        2.8 ALLERGAN'S LICENSE TO MANUFACTURE FINISHED PRODUCTS. In the event that Allergan becomes entitled to a right to manufacture Finished Product under the terms of Section 2.7.3, Ista will grant to Allergan a non-exclusive license under the Ista Technology necessary to make and/or have made Finished Product anywhere in the world for use and sale within the Field in the Territory (the "Manufacturing License"). Such Manufacturing License shall be subject to all other terms and conditions of this Agreement and the following:

               2.8.1 Exercise of the Manufacturing License. Allergan agrees to exercise any of its rights under the Manufacturing License, only to the extent expressly permitted in Section 2.7.3 above. In such event, Ista shall provide to Allergan, no later than within thirty (30) calendar days, copies of all documentation within Ista's control that is reasonably necessary for Allergan to manufacture (or have manufactured) Finished Product, and shall cooperate with Allergan to establish alternative supply, including sources of materials. In the event that Allergan has Finished Product manufactured by a Third Party, such Third Party shall enter into a confidentiality agreement with Ista to protect against the unauthorized use and disclosure of Ista's Confidential Information.

        2.9 ALLERGAN'S SECOND-SOURCE LICENSE TO MANUFACTURE FINISHED PRODUCTS. In the event that Ista undergoes a Fundamental Change or a Change in Control, Allergan thereafter shall have the right, for good cause, to receive a non-exclusive license under the Ista Technology to make and/or have made Finished Product anywhere in the world for use and sale within the Field in the Territory (the "Second Source License"). Under such license, Allergan shall be entitled to manufacture (or have manufactured) the quantities of Finished Product as may be mutually agreed by the parties. Such Second Source License shall be subject to all other terms and conditions of this Agreement and the following:

               2.9.1 Exercise of the Second Source License. Allergan agrees to exercise any of its rights under the Second Source License, only to the extent expressly permitted in Section 2.9 above. In such event, Ista shall provide to Allergan, no later than within thirty (30) calendar days, copies of all documentation within Ista's control that is reasonably necessary for Allergan to manufacture (or have manufactured) Finished Product, and shall cooperate with Allergan to establish alternative supply, including sources of materials. In the event that Allergan has Finished Product manufactured by a Third Party, such Third Party shall enter into a confidentiality agreement with Ista to protect against the unauthorized use and disclosure of Ista's Confidential Information.



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                                    ARTICLE 3
                             PRICE AND PAYMENT TERMS

        3.1 PRICE. Allergan shall purchase from Ista all Finished Product which is accepted pursuant to Section 2.5.2 above at a price equal to [*] per unit. Commencing the January 1 after the first full calendar year after First Commercial Sale of Finished Product in the United States and on each January 1 thereafter, the unit cost may be adjusted upward by the increases in the actual amounts paid per unit of Finished Product by Ista to its Approved Third Party Contractor(s) (provided such increase is a result of arms-length transactions between Ista and such Approved Third Party Contractor(s)) or suppliers thereto, but such increases shall be limited to the percentage increase of the Pharmaceutical Manufacturers' Producer Price Index for the United States over the previous year. Notwithstanding the foregoing, Allergan may identify a reasonable quantity of Finished Product as Samples, which Ista shall price at [*] less that that otherwise provided for in this Section.

        3.2 INVOICING. Upon shipment of Finished Product to Allergan, Ista shall submit invoices therefor to Allergan. Allergan shall pay each invoice in full within thirty (30) days after the date of invoice. All payment shall be made in U.S. Dollars to an account designated by Ista.

        3.3 SALES AND USE TAXES. Allergan shall not be responsible for the payment of any excise, sales, use, value added, withholding or other taxes that may be applicable to the transfer of Finished Product to Allergan hereunder, all of which shall be Ista's responsibility.

                                    ARTICLE 4
                               PRODUCT WARRANTIES

        4.1    PRODUCT WARRANTIES.  Ista warrants and represents that:

               4.1.1 all Finished Product shipped by Ista to Allergan hereunder shall (i) comply with the Finished Product Specifications for such Finished Product; and (ii) conform with the information shown on the Certificate of Analysis provided for the particular shipment of Finished Product.

               4.1.2 none of the Finished Product shipped by Ista to Allergan hereunder shall be adulterated or misbranded within the meaning of the Act, as amended and in effect at the time of shipment, or within the meaning of any state or municipal laws in the United States applicable to the Finished Product and containing terms with substantially similar meanings as the meanings of adulteration or misbranding under the Act;

               4.1.3 all Finished Product will be shipped to Allergan within sixty (60) days of manufacture and with a remaining shelf life of sixteen (16) months from date of shipping;

               4.1.4 Ista, its Approved Third Party Contractors, all Finished Product shipped by Ista to Allergan hereunder, and all facilities used by Ista, or its Approved Third Party Contractors, to manufacture the Products hereunder shall meet all United States regulatory requirements for commercialization, including, without limitation, compliance with then current cGMPs, demonstration of commercial production capability, and demonstration of acceptable stability of such


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Products, as well as ISO 9000 regulatory requirements as such may apply to the manufacture of pharmaceutical products.

        4.2 ALLERGAN REPRESENTATIONS AND WARRANTIES. Allergan hereby represents and warrants that (i) it has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement, (ii) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which Allergan is a party or by which it is bound, nor to Allergan's knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it, and (iii) to the extent that Allergan is manufacturing Finished Product pursuant to the Manufacturing License or Second Source License, it makes the same representations and warranties as Ista in Sections 4.1.1, 4.1.2, and 4.1.4.

        4.3 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 4 OR IN THE LICENSE AGREEMENT, ISTA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINISHED PRODUCT, AND ISTA HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE

                                    ARTICLE 5
                              TERM AND TERMINATION

        5.1 EXPIRATION OF THIS AGREEMENT. Unless terminated earlier pursuant to this Article 5, this Agreement shall expire in conjunction with termination or expiration of the License Agreement on a country-by-country basis.

        5.2 TERMINATION OF THIS AGREEMENT FOR BREACH. This Agreement may be terminated by one party upon written notice by reason of a material breach by the other party that the breaching party fails to remedy within ninety (90) days after written notice thereof by the non-breaching party, or in the case that such breach cannot be cured within such period, the breaching party continues to use diligent efforts to cure such breach until actually cured.

        5.3    TERMINATION IN EVENT OF BANKRUPTCY.

               5.3.1 Either party may terminate this Agreement upon bankruptcy, insolvency, dissolution or winding up of the other.

               5.3.2 All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code. The parties agree that Allergan may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event Allergan elects to retain its rights as a licensee under such Code, Allergan shall be entitled to complete access to the Licensed Technology licensed to it hereunder and all embodiments of such Licensed Technology, for the purposes of exploitation of the licenses granted under this Agreement. Such embodiments of the Licensed Technology shall be delivered to Allergan not later than: (i) the commencement of bankruptcy proceedings against Ista, upon written request, unless Allergan elects to perform its obligations under the Agreement, or (ii) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Allergan, upon written request.

        5.4 EFFECT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT. Expiration or termination of this Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination (including without limitation the obligation of Ista to deliver Finished Product in accordance with purchase orders previously delivered and accepted, or the obligation of Allergan to pay for all orders manufactured pursuant to such accepted purchase orders and to pay all outstanding invoices).

        5.5 RESIDUAL MANUFACTURING RIGHT. Upon expiration of this Agreement in any country of the Territory pursuant to Section 12.1 of the License Agreement, Allergan shall have a right, with the right to sublicense, under the Licensed Know-How, to manufacture and distribute Product or Finished Product for use in the Field only in such country. In addition to the rights provided in Article 12.5(e) of the License Agreement, two (2) years prior to the date of expiration in any country, Allergan shall have a limited right, with the right to sublicense, to manufacture Product or Finished Product in support of an effort to meet the applicable regulatory requirements for manufacturing, including, without limitation, compliance with then current cGMPs, demonstration of commercial production capability, and demonstration of acceptable stability of such Product, as well as ISO 9000 regulatory requirements as such may apply to pharmaceutical products. It is understood and agreed that such right does not include a right to manufacture Product or Finished Product for commercial sale.

        5.6 SURVIVAL. The provisions of Sections 4, 5, 6, and 7 shall survive the expiration or termination of this Agreement.

                                    ARTICLE 6
                          INDEMNIFICATION AND INSURANCE

        6.1 INSURANCE. Ista shall maintain comprehensive general liability (CGL) insurance, including broad form contractual liability and product liability coverages, in an amount of at least five million dollars ($5,000,000) for bodily injury and property damage. Allergan shall be named as an additional insured under Ista's CGL policy. Ista shall maintain such insurance during the term of this Agreement and thereafter for a period of five (5) years. Allergan shall obtain by the date of the first marketing approval for the Product, at its cost, a comprehensive general liability insurance policy, including broad form contractual liability and product liability coverages in amounts customary in the pharmaceutical industry, but no less than five million dollars ($5,000,000) and shall maintain such insurance for the term of this Agreement and thereafter for a period of five (5) years. Ista shall be named as an additional insured under Allergan's CGL policy. Each party upon request shall provide the other party with a certificate of insurance as evidence of the requested coverages and shall give the other party at least thirty (30) days notice of any cancellation, termination or change in such insurance.

        6.2 BY ISTA. Ista shall indemnify, defend and hold Allergan, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind which arise out of the manufacture of the Finished Product by Ista and/or its Approved Third Party Contractor, including, without limitation, the failure of the Finished Product to meet the warranties set forth herein, except to the extent such damages give rise to an indemnification claim of Ista under Section 6.3 below, or Section 12.2 of the License Agreement.

        6.3 BY ALLERGAN. Allergan shall indemnify, defend and hold Ista, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind arising out of Allergan's or its Affiliates' or sublicensees' handling, possession, use, marketing, distribution or sale of any Finished Product following delivery of the Finished Product to Allergan at Ista's shipping point, except to the extent such damages give rise to an indemnification claim of Allergan under Section 6.2 above, or
Section 12.1 of the License Agreement. Notwithstanding the foregoing, in the event that Allergan exercises its Manufacturing License or Second Source License pursuant to Sections 2.8 or 2.9 herein, then Allergan shall be required to provide the indemnification requirements of Section 6.2 as if it were Ista for purposes of that Section.

        6.4 CONDITION OF INDEMNIFICATION. If either party expects to seek indemnification under this Article, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying party shall be within fifteen (15) days after receipt by the other party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. Each such party shall cooperate fully with the other party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent shall not be unreasonably withheld) unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

                                    ARTICLE 7
                                  MISCELLANEOUS

        Articles 14, and 15 of the License Agreement shall apply to this Agreement as if set forth in full herein.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ALLERGAN SALES, INC.                         ISTA PHARMACEUTICALS, INC.


By:   /s/ [ILLEGIBLE]                        By:   /s/ Edward H. Danse
      -----------------------------                -----------------------------
Its:  Chief Executive Officer                Its:  Chief Executive Officer
      -----------------------------                -----------------------------
Date: March 29, 2000                         Date: March 29, 2000
     ------------------------------               ------------------------------


ALLERGAN SALES, LTD.


By:   /s/ [ILLEGIBLE]
      -----------------------------
Its:  Chief Executive Officer
      -----------------------------
Date: March 29, 2000
     ------------------------------

                                    EXHIBIT A

                      FINISHED PRODUCT SPECIFICATIONS (US)

                 (PRELIMINARY - SUBJECT TO REGULATORY APPROVAL)

PRODUCT NAME:     Vitrase(R) (Hyaluronidase) Injection, 1500 I.U./mL

----------------------------------------------------------------------------------------------
              Test                                Specification                    Method
----------------------------------------------------------------------------------------------
CHEMICAL:                                                                       As described
pH                                 6.3-7.2 (in saline TS)                       in the NDA

Osmolality                         270-345 mOsm/kg

Limit of Tyrosine                  <0.25 (mu)g per I.U. Hyaluronidase
                                   -

Assay                              1300-2000 I.U.mL
----------------------------------------------------------------------------------------------
PHYSICAL:                                                                       As described
Appearance of Solution             Solution is colorless and meets USP           in the NDA
                                   requirements for injections <1>

Particulate Matter                 Meets USP requirements <788>

Container Closure Integrity        Seal and Stopper intact by visual
                                   inspection
----------------------------------------------------------------------------------------------
BIOLOGICAL:                                                                     As described
Bacterial Endotoxins               <0.2 endotoxin units per I.U. Hyaluronidase   in the NDA
                                   -

                                 Passes USP <71>
Sterility
----------------------------------------------------------------------------------------------

Composition, Type, and Size of Container-Closure


Vitrase(R) (Hyaluronidase) Ophthalmic Intravitreal Injection, 1500 I.U./mL will be marketed in a 3mL Type I glass vial with 13mm butyl stoppers and 13 mm aluminum seals or equivalent as described in the NDA.

Fill volume will be 0.3mL

INCLUDED IN PRODUCT KIT:
1 mL Luer Lok(R) Syringe (Becton Dickinson or equivalent)

Filter Needle with 5 Micron Filter, 19 Gauge, 1.5 inch (Becton Dickinson or equivalent)

    Precision Glide(R) Needle 30 Gauge 0.5 inch (Becton Dickinson or equivalent)

                                    EXHIBIT B

                      FORM OF CERTIFICATE OF ANALYSIS (US)

                                  (PRELIMINARY)

PART NUMBER:          TBD
LOT NUMBER:           TBD
PRODUCT NAME:         Vitrase(R) (Hyaluronidase) Injection, 1500 I.U./mL

------------------------------------------------------------------------------------------
            Test                      Specification                    Results
------------------------------------------------------------------------------------------
CHEMICAL:
PH                             6.3-7.2 (in saline TS)

Osmolality                     270-345 mOsm/kg

Limit of Tyrosine              < 0.25 (mu)g per I.U.
                               -
                               Hyaluronidase

Assay                          1300-2000 I.U./mL

------------------------------------------------------------------------------------------
PHYSICAL:
Appearance of Solution         Solution is colorless and
                               meets USP requirements for
                               injections <1>

Particulate Matter             Meets USP requirements <788>

Container Closure Integrity    Seal and Stopper intact by
                               visual inspection

------------------------------------------------------------------------------------------
BIOLOGICAL:
Bacterial Endotoxins           < 0.2 endotoxin units per
                               I.U. Hyaluronidase

Sterility                      Passes USP <71>

------------------------------------------------------------------------------------------

EXPIRATION DATE:



                      APPROVED BY:
                                  ----------------------------------------------
                                    James Cook
                                    Director, Quality and Technical Development